Exhibit 14.1

CODE OF CONDUCT

Why we have a Code of Conduct

Integrity is fundamental to Targa’s business. Integrity means doing what is right. This Code will help guide us in doing what is right so that we can achieve the highest possible standards of ethical business conduct. Our commitment to these standards helps us hire great people, build high quality assets, and attract loyal customers and business partners. It is the foundation of our success.

Who must Follow Targa’s Code

Everyone at Targa – all employees and members of the board of directors. We expect third parties (including joint venture partners, contractors, consultants, vendors, and suppliers) to act in a way that is consistent with our Code when conducting business with or for Targa.

Failure to follow the Code can result in disciplinary action, including termination of employment. You should also know that certain violations may have additional consequences, such as fines, and criminal prosecution for Targa and you individually. Employees working with third parties must hold them accountable to our Code. Failure of third parties to follow the Code can result in termination of their relationship with Targa.

Officer’s Code Of Ethics

Targa’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, and other Officers are also subject to a separate Code of Ethics for senior financial and accounting officers.

What is Expected of You

✓ Read and understand Targa’s Code

✓ Complete Targa’s training

✓ Comply with Targa’s Code, policies, and the law

✓ Consider your action and ask for guidance

✓ Speak Up – report concerns or violations immediately

Consider your Action: When faced with a difficult decision or situation ask:

Where do I Speak Up: Get Guidance – Ask a Question – Report a Violation

You have a responsibility to speak up when you are in a situation or aware of a situation that may violate our Code (which includes potential violations of laws, rules, regulations, the listing requirements of the New York Stock Exchange, or other codes, policies, or procedures of Targa). Do not stay silent. We need to hear from you.

Your concerns will be taken seriously and treated confidentially. Questions or concerns may be submitted anonymously. Please provide as much information as possible so we can conduct an effective investigation of the reported issue.

Targa prohibits retaliation against anyone who reports or participates in any investigation of a possible violation of our Code. If you report and then believe you are being retaliated against, contact Human Resources or the Ethics and Compliance Hotline/Website.

Making False Accusations

Targa will protect any employee who raises a concern honestly. However, it is a violation of the Code to knowingly make a false accusation, lie to investigators, interfere with, or refuse to cooperate in an investigation. Honest reporting does not mean that you must be right when you raise a concern. It means you must believe that the information you are providing is accurate.

Page 2 – Targa’s Code of Conduct (September 26, 2019)

Targa’s People

We Care About Each Other

We Respect Each Other

We believe in treating people with dignity and respect. We provide equal employment opportunities based on merit, experience, and other work-related criteria and without regard to race, color, ethnicity, religion, national origin, sex, age, pregnancy, disability, veteran status, or any other status protected by applicable law. We also strive to provide reasonable accommodation to employee’s beliefs and practices that do not conflict with Targa’s policies and applicable law. We value the unique contributions that every employee brings to their role with Targa.

 Equal Employment Opportunity Policy

Targa prohibits discrimination, harassment, and bullying in any form – verbal, physical, or visual.

 Anti-Harassment Policy

We Value Each Other’s Safety and Health

Targa values a safe and healthy workplace for all. You are responsible for following safe working procedures to reduce or eliminate injuries, occupational illnesses, and incidents of environmental harm. You are responsible for complying with all applicable laws and regulations relating to environmental protection and occupational health and safety, along with Targa’s health and safety policies, practices, systems, and controls.

 Safe Workplace Policy

Targa is committed to promoting a violence-free workplace. We will not tolerate any level of violence or the threat of violence in the workplace, even if intended as a joke. Bringing a weapon onto Targa property or to a Targa function is prohibited.

 Acts or Threats of Violence Policy

 Non-Work-Related Dangerous Materials Policy

 Weapons Policy and Dangerous Materials Policy

Working under the influence of drugs or alcohol can create a safety hazard, as well as affect your judgment and job performance. Targa strictly prohibits the use, possession, or distribution, or being under the influence of alcohol or drugs in the workplace.

 Alcohol and Substance Abuse Policy

Need Help?

A voluntary and confidential Employee Assistance Program (EAP) is available through your Targa benefits for those seeking to overcome drug or alcohol related problems. Contact ComPsych Employee Assistance at:

800-311-4327

guidanceresources.com (Web ID 311).

Page 3 – Targa’s Code of Conduct (September 26, 2019)

Targa’s Assets

We Care About Our Company

We Avoid Conflicts of Interest

At Targa, we expect everyone to act in Targa’s best interest. To do this, you must avoid conflicts of interests and circumstances appearing to be a conflict of interest.

What is a “conflict of interest”? A conflict of interest happens when a personal activity, relationship, or business involvement interferes or appears to interfere with your ability to fulfill your job responsibilities or is not in Targa’s best interest. You should not allow personal (or friend’s or family’s) gain or benefit to stop you from doing what is in Targa’s best interest.

How to avoid a “conflict of interest”? Make business decisions based on what is in Targa’s best interest. You are required to disclose any actual conflict of interest or situation that might appear to be a conflict of interest. A conflict of interest may not always be clear-cut. When considering a course of action, ask yourself:

Conflict of Interest –

Do Not Take Targa’s Business Opportunities

We are all advancing Targa’s business. So, when a business opportunity arises, that opportunity is Targa’s. You should not use it for your (or your friend’s or family’s) personal gain or in a manner that competes with, disadvantages, or diverts the business opportunity from Targa.

Conflict of Interest –

Be Careful About Gifts and Entertainment

We understand that gifts and entertainment in a business setting can create good will and strong working relationships with our business partners. Entertainment or gifts that likely result in a feeling of expectation of personal obligation must not be offered or accepted.

A “business opportunity” is

g a potential transaction or matter that Targa might be interested in

g an opportunity that is discovered through or arises from your work at Targa or the use of Targa’s assets or information

A Gift is improper if it:

g is cash, gift cards, or stocks/securities

g could be construed as a bribe or payoff

g is excessive in value

Entertainment of non-government

employees may be allowed if it is:

g in connection with business discussions or the development of business relationships

Anti-Corruption and Bribery Laws

Be aware that gifts and entertainment for government employees or related to international business are viewed more strictly and must be handled in accordance with the portion of the Code related to anti-corruption and bribery laws.

Page 4 – Targa’s Code of Conduct (September 26, 2019)

We Protect Targa’s Assets

We rely on Targa’s assets to support our work. How we use and care for Targa’s assets impacts our success.

Targa’s assets include computers, hardware and software, cell phones/mobile devices, trucks/vehicles, tools, office and other supplies, and other equipment.

Use and maintain Targa’s assets with care and respect, and avoid damage, waste, and abuse. Generally, you should not use Targa’s assets for personal use. For example, you should not use Targa’s office supplies for your personal projects and you should not use Targa’s tools or equipment for your home projects.

Targa’s assets also include intellectual property, trade secrets, proprietary information, confidential information, and even Targa’s reputation.

Guard and do not disclose our trade secrets and confidential information and respect the trade secrets and confidential information of others. When handling confidential and proprietary information be especially careful and share it only with authorized parties and only for Targa’s business interests. Do not share Targa’s information in public forums or on social media.

Examples of trade secrets and confidential information

g any unpublished financial data and reports

g processes and policies

g business, marketing, strategic, and operational plans

g prospective acquisitions and divestitures

g salary information

g customer/supplier/vendor information

Confidentiality Policy

End User Computing Policy

Privacy Policy for Business Personnel Information

Privacy Policy for Employees Personal Information

Page 5 – Targa’s Code of Conduct (September 26, 2019)

Protecting Targa’s Assets – Our Records

Record Keeping and Reporting Transactions

Targa’s books and records must be maintained to accurately and fairly reflect the underlying transactions in reasonable detail and in accordance with Targa’s accounting practices and policies. You must maintain accurate and fair records of transactions, time reports, expense accounts, and other Targa records.

Records Management

You must maintain records to comply with Targa’s document retention policies, the law, contract requirements, and good business practices. Targa’s policy is to cooperate with governmental investigations. It is against our Code and against the law to knowingly falsify, alter, conceal, or destroy any records, documents, electronic files, or tangible objects of Targa that are related to current or potential litigation or an ongoing or impending investigation.

Accurate Disclosure

Targa is committed to full, fair, accurate, timely, and understandable disclosure of information to its security holders, the financial community, and the public. If you are involved in the preparation or review of these communications, then your work must reflect that commitment. You must cooperate with Targa’s internal and external auditors. You must never take any actions to coerce, manipulate, mislead, or fraudulently influence the auditors.

Records – Guidelines

g assets and liabilities of Targa must be recognized and stated in accordance with Targa’s standard practices and generally accepted accounting principles

g no material failure to make entries

g no false or misleading invoices should be paid or created

g no unrecorded or “off the books” funds or assets

g documentation evidencing each transaction and each payment on behalf of Targa must fairly represent the nature of the transaction or the purpose of the payment

g no false entries should be made or misleading reports issued

g no material false or misleading statements (written or oral)

Aware of Improper Recording of Transactions?

Immediately report the matter directly to your supervisor, the Chief Financial Officer, or the Legal Department – and Board Members should report the matter to the Audit Committee of the Board of Directors.

Page 6 – Targa’s Code of Conduct (September 26, 2019)

Protecting Targa’s Assets – Our Reputation

Targa’s reputation is one of our most important assets. Targa’s reputation must be protected by making sure that our public communications are clear, accurate, consistent, and responsible.

Authorized Spokesperson

Targa speaks to the financial community, its security holders, and the media through authorized representatives. Only those employees who have been authorized by the Chief Executive Officer, President, or Chief Financial Officer are permitted to communicate on behalf of Targa to analysts, securities market professionals, investors, and the media. All questions from analysts and investors must be referred to Targa’s Investor Relations Department or the Chief Financial Officer.

Social Media

Remember that your social posts and comments are not anonymous. They can negatively impact Targa’s reputation. Do not reference Targa or use Targa’s logo on social media.

End User Computing Policy

External Speaking or Presentations

You must obtain approval from the Chief Executive Officer or Chief Financial Officer before accepting any speaking or presentation invitation.

Page 7 – Targa’s Code of Conduct (September 26, 2019)

Targa’s Business Practices

We Act the Right Way

We Comply with the Law

We are committed to comply with laws, rules, and regulations that apply to our business. These laws and the situations they apply to can be complex. Violating these laws, rules, and regulations, or our Code, can have serious consequences for you and Targa. This Code cannot mention every law that applies to us. Although you are not expected to know the details of each of these laws, it is important that you are familiar enough with the laws that apply to your area of responsibility to determine when to ask for advice from your supervisor or the Legal Department. The following are a few important laws that can impact our business.

Antitrust and Competition Laws

Targa’s business goal is to outperform its competition, fairly, and honestly – and never through unethical or illegal activities. We will treat customers, business allies, competitors, and suppliers fairly.

Laws known as “antitrust,” “competition” or “unfair competition” laws are designed to promote free and fair competition. Generally speaking, these laws prohibit business practices that result in unreasonable restraints of trade, discriminatory trade practices, and use of market power to disadvantage competitors.

Prohibited behavior includes:

g agreeing with competitors

✓ about prices

✓ to rig bids or allocate customers or markets

✓ to boycott a supplier or customer

g agreeing to exclusively deal and refusals to deal

g certain types of joint bidding and tying arrangements

g sharing competitively sensitive information (e.g., prices, costs, market distribution, etc.) with competitors

Anticompetitive Practices

Taking unfair advantage of anyone through manipulation, concealment, abuse of proprietary information, unauthorized use or disclosure of confidential information, misrepresentation, of material facts, or any other unfair-dealing practice.

Anti-Corruption Laws

Anti-corruption laws (anti-bribery laws, the U.S. Foreign Corrupt Practices Act, and federal and state election laws) apply to our domestic and foreign business activities. Bribery is exchanging or offering something of value to improperly influence someone’s actions or decisions.

Anti-corruption laws prohibit anyone, including government officials, from offering, accepting, receiving, or giving bribes or kickbacks. Generally, the U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments, foreign political candidates, or employees of government owned enterprises in order to obtain or retain business or to gain competitive advantage. There are many other federal, state, local, and foreign laws that prohibit bribery. Targa’s policy is simple—DO NOT BRIBE ANYONE, ANYTIME, FOR ANY REASON.	Bribes can be: g giving cash, gift cards, entertainment, inappropriate discounts g hiring a family member or a friend of someone you seek to influence g Making certain charitable contributions

 Global Business Practices Compliance Policy

Page 8 – Targa’s Code of Conduct (September 26, 2019)

Political Contributions

No political contributions for any candidate for U.S. federal, state or local office or for foreign elections may be made for, or on behalf of, Targa by any employee, unless allowed by applicable law and approved in advance by the Chief Executive Officer, any President, Chief Financial Officer, or General Counsel.

Environmental, Safety, and Health Laws

We are committed to safety, protecting the environment, and respecting the communities that we operate in. Targa is committed to conducting its business in compliance with all applicable environmental laws and regulations in a manner that has the highest regard for the environment and safety and health of our employees and the public. You must do your utmost to abide with all applicable environmental, safety, and health laws and regulations.

Insider Trading Laws

Through your work at Targa, you may have information about Targa, or companies Targa works with, that is not known by the public. And, if known, might influence someone to buy, sell, or hold stock. That knowledge makes you an “insider.” Trading on this “inside” information is against the law. So:

Examples of “inside” information g financial earnings or losses g potential significant business deals or new projects g budgets and forecasts g changes in executive leadership

•	DO NOT buy or sell stock when you know inside information

•	DO NOT tip off others (including your family and friends) so they might buy or sell stock (“tipping” is also against the law)

•	if you are not sure if information is considered “inside” information, ask the Legal Department about it before trading on it

•	if you are not sure if information has been released to the public, treat it like it has not been

Insider Trading Policy

Page 9 – Targa’s Code of Conduct (September 26, 2019)

Conclusion

This Code does not address all workplace conduct. It is impossible to spell out every ethical scenario that you could face. So, we have to rely on your good judgement to uphold the highest standards of integrity. Sometimes, identifying the right way is not easy. If you are not sure, do not be hesitate to ask questions of your supervisor, Human Resources, the Legal Department, or the Ethics and Compliance Hotline/Website.

Targa maintains additional policies that provide more guidance on matters in the Code or address conduct not covered by the Code. They are available on Targa’s intranet.

This Code is not intended to create any express or implied contract with any employee, director or third party. In particular, nothing in this document creates any employment contract between Targa and any of its employees or directors. Moreover, there are no third-party beneficiaries of this Code. This Code is not intended to affect any of the rights and powers under Targa’s organizational documents, including, without limitation, the indemnities and related provisions contained in such documents. Targa may amend this Code at any time and without prior notice. Any amendment to this Code will be made only by the Board of Directors of Targa Resources Corp. If an amendment is made, appropriate disclosure will be timely made to the extent required by and in accordance with legal requirements and any stock exchange regulations, which may be disclosed on Targa’s corporate website, pursuant to applicable rules and regulations.

Waivers

Any waiver of this Code for directors or executive officers can only be made by the Board of Directors or a committee of the Board of Directors and, to the extent required by law or any stock exchange regulation, will promptly be disclosed. Such disclosure may be made on Targa’s corporate website pursuant to applicable rules and regulations. All other waivers must be approved by one of the following persons: the Chief Executive Officer, any President, any Executive Vice President, the Chief Financial Officer, or the General Counsel. The Chief Executive Officer may veto any waiver. Written pre-approval of a conflict of interest can be obtained from the Senior or Executive Vice President of your business unit.

Whistleblower Protection

For the avoidance of doubt, nothing in this Code is to be interpreted or applied in any way that prohibits, restricts or interferes with an employee’s (a) exercise of rights provided under, or participation in, “whistleblower” programs of the U.S. Securities and Exchange Commission or any other applicable regulatory agency or governmental entity (each, a “Government Body”), or (b) good faith reporting of possible violations of applicable law to any Government Body, including cooperating with a Government Body in any governmental investigation regarding possible violations of applicable law.

Page 10 – Targa’s Code of Conduct (September 26, 2019)